Exhibit 10.8

FOURTH AMENDMENT TO

SALARY CONTINUATION AGREEMENT

FOR

DALE FIELD

THIS AMENDMENT (the “Amendment”) is adopted as of the 1st day of October, 2026, by and between Opportunity Bank of Montana, located in Helena Montana (the “Employer”), and Dale Field (the “Executive”).

The Employer and the Executive executed a Salary Continuation Agreement effective as of November 1, 2014 (as amended, the “Agreement”). The Employer and the Executive now wish to increase the Agreement’s benefits.

NOW, THEREFORE, the Employer and the Executive adopt the following amendment to the Agreement:

Section 2.1 shall be deleted in its entirety and replaced by the following:

2.1         Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Ninety-Five Thousand Five Hundred Dollars ($95,500) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing until the Executive’s death.

The following Section 2.3a shall be added to the Agreement immediately following Section 2.3.

2.3a         Early Termination Benefit. If a Separation from Service occurs before Early Retirement Age, and it is not an Early Involuntary Termination or a termination for Cause, the Employer shall pay the Executive the Early Termination annual benefit amount shown on Schedule A for the Plan Year ending immediately prior to Separation from Service in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing until the Executive’s death.

Section 2.5 shall be deleted in its entirety and replaced by the following:

2.5         Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service, the Employer shall pay the Beneficiary an annual benefit in the amount of Ninety-Five Thousand Five Hundred Dollars ($95,500) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following the Executive’s death and continuing for fifteen (15) years.

The Schedule A originally attached to the Agreement shall be removed and replaced by the Schedule A attached hereto.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Amendment as indicated below and as of the date above:

Executive:	Employer:

/s/ Dale Field	By:	/s/ Laura F. Clark
	Its:	Chief Executive Officer